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                                                                     Exhibit 11
                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                  Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                  ---------------------  ----------------------
                                   July 27,    July 29,    July 27,    July 29,
                                     1996        1995        1996        1995
                                 ----------  ----------  ----------  ----------
Net income as reported          $25,612,000 $24,404,000 $35,127,000 $32,668,000
                                 ==========  ==========  ==========  ==========
Net income used for primary
  computation                   $25,612,000 $24,404,000 $35,127,000 $32,668,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt             1,086,000   1,086,000   2,171,000   2,171,000
                                 ----------  ----------  ----------  ----------
Net income used for fully
  diluted computation           $26,698,000 $25,490,000 $37,298,000 $34,839,000
                                 ==========  ==========  ==========  ==========
Weighted average number of
common shares outstanding        33,000,625  33,103,796  32,958,451  33,166,395

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased             358,925      74,446     381,386     163,721
                                 ----------  ----------  ----------  ----------
Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation            33,359,550  33,178,242  33,339,837  33,330,116

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                           -      73,980           -       2,042

  Assumed exercise of
  convertible securities          4,387,879   4,387,879   4,387,879   4,387,879
                                 ----------  ----------  ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                    37,747,429  37,640,101  37,727,716  37,720,037
                                 ==========  ==========  ==========  ==========
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